FOR IMMEDIATE RELEASE

THE READER'S DIGEST ASSOCIATION, INC.
Media: William Adler, (914) 244-7585 william.adler@rd.com
Investor Relations: Richard Clark, (914) 244-5425 richard.clark@rd.com



                    READER'S DIGEST PLANS TO RECAPITALIZE TO
                          ONE SHARE-ONE VOTE STRUCTURE

PLEASANTVILLE, N.Y., April 15, 2002--The Reader's Digest Association, Inc. (NYSE: RDA, RDB) today announced that the company and the DeWitt Wallace-Reader's Digest Fund and the Lila Wallace-Reader's Digest Fund (the "Funds") have entered into a recapitalization agreement providing for a series of actions that will result in all shares of the company's Class B Voting Common Stock and Class A Nonvoting Common Stock being recapitalized into a single class of voting common stock with one vote per share. As a result of the recapitalization, the Funds' voting power will be reduced from 50 percent to approximately 14 percent, and, excluding the Funds, the Class A Nonvoting shareholders, who currently have no vote, will have 78 percent of the vote in aggregate.

The recapitalization agreement provides that: (1) each share of Class A stock will be exchanged in a merger with a wholly-owned subsidiary of the company for one share of new Common Stock having one vote per share; (2) immediately prior to the merger, the company will repurchase 3,636,363 shares of the Class B stock held by the Funds for $100 million, at a price of $27.50 per share, which represents a 24 percent premium over the 15-day average closing price of the Class A stock prior to the date of the agreement; (3) all remaining shares of Class B stock will be exchanged for new Common Stock at a ratio of 1.24 shares of new Common Stock for each share of Class B stock, representing the same premium to the 15-day average closing price of the Class A stock; and (4) the company's charter will be amended to, among other things, reflect the reclassification of the stock and to classify the company's board of directors into three classes. In addition, the company will grant the Funds registration rights with respect to their shares of post-

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merger new Common Stock.  This is intended to provide an orderly  mechanism  to facilitate their sale of shares through registered public offerings in order to minimize market disruption.

The agreement also contemplates a phasing out of the Funds' representation on the company's Board of Directors. The Funds currently have two representatives on the board; one is not standing for reelection at the company's 2002 Annual Meeting of Shareholders and, following the recapitalization, the company's obligation to nominate the other to the board will end no later than the 2004 meeting.

The Funds currently own approximately 6.2 million shares of Class B stock, or
50.0 percent of the Class B stock, and 10.7 million shares of Class A stock, or
12.2 percent of the Class A stock. The Funds' total equity interest in the company is currently 16.9 percent. After the recapitalization, the Funds will own approximately 13.9 million shares of the new Common Stock, or 14.1 percent of the new Common Stock outstanding.

The merger and the charter amendment will be submitted to the company's Class B stockholders for approval at a special meeting of stockholders. The Funds have agreed to vote in favor of the transactions.

"We believe the recapitalization agreement that we are announcing today is clearly in the best interest of the shareholders and the company," said William
J. White, Chairman of the Special Committee of the company's Board of Directors that represented the company in negotiations with the Funds. "The agreement will provide a more conventional governance structure, much along the lines of most corporations. All shares will have equal rights in the election of the company's directors and all shareholders will have the ability to vote consistent with their equity interest in the company. We are delighted to announce this transaction, which we believe has substantial benefits for Class A and Class B shareholders alike."
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The stock repurchase in connection with the recapitalization will be funded through committed financing provided by J.P. Morgan and Goldman Sachs, which also provides for financing of the company's pending acquisition of substantially all of the assets of Reiman Publications. The recapitalization transaction is subject to customary closing conditions, including financing arrangements. The company will review the incremental financing arrangements relating to the recapitalization transactions with Moody's Investor Services and Standard & Poor's.

The Reader's Digest Association, Inc. is a global publisher and direct marketer of products that inform, enrich, entertain and inspire people of all ages and cultures around the world. Revenues were $2.5 billion for the fiscal year ended June 30, 2001. Products include Reader's Digest magazine, the most widely read magazine in the world, published in 19 languages, 48 editions and more than 60 countries. Global headquarters are located at Pleasantville, New York. For information, visit www.rd.com.

This release may include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual future results and occurrences to differ materially from the forward-looking statements. Some of these risks and uncertainties include factors relating to the ability to integrate the acquired company's business successfully and realize expected synergies, the continued strength of the acquired company's relationships with its employees, suppliers and customers, and the accuracy of the basis for forecasts relating to the acquired company's business. The Reader's Digest Association, Inc.'s filings with the Securities and Exchange Commission, including its reports on Forms 10-K, 10-Q and 8-K, contain a discussion of additional factors that could affect future results and occurrences. Reader's Digest does not undertake to update any forward-looking statements.

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